SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13G

                 Information to be included in Statements filed
                     pursuant to Rule 13d-1(b), (c) AND (d)

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                           ARK RESTAURANTS CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)

                                    040712101
                                 (CUSIP Number)

                                February 24, 2004
             (Date of event which requires filing of this Statement)

             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [x] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


                         (Continued on following pages)

                              (Page 1 of 11 Pages)


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                                                                    Page 2 of 11
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1. NAME OF REPORTING PERSON
        S.S. OR I.R.S.  IDENTIFICATION  NO. OF ABOVE PERSON
        Bonanza Master Fund, Ltd.
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [x]
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION:
        Cayman Islands, British West Indies
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                 5.   SOLE VOTING POWER
                      180,000
    NUMBER OF    ---------------------------------------------------------------
     SHARES      6.   SHARED VOTING POWER
  BENEFICIALLY        None.
    OWNED BY     ---------------------------------------------------------------
     EACH        7.   SOLE DISPOSITIVE POWER
   REPORTING          180,000
  PERSON WITH    ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER
                      None.
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         180,000
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      [ ]
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.55%
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12. TYPE OF REPORTING PERSON: OO
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                                                                    Page 3 of 11
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1. NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Bonanza Capital, Ltd.
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [x]
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION:
        Texas
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                 5.   SOLE VOTING POWER
                      180,000
    NUMBER OF    ---------------------------------------------------------------
     SHARES      6.   SHARED VOTING POWER
  BENEFICIALLY        None.
    OWNED BY     ---------------------------------------------------------------
     EACH        7.   SOLE DISPOSITIVE POWER
   REPORTING          180,000
  PERSON WITH    ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER
                      None.
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         180,000
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      [ ]
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.55%
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12. TYPE OF REPORTING PERSON: PN
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                                                                    Page 4 of 11
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1. NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Bernay Box & Co., Inc.
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [x]
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION:
        Texas
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                 5.   SOLE VOTING POWER
                      180,000
    NUMBER OF    ---------------------------------------------------------------
     SHARES      6.   SHARED VOTING POWER
  BENEFICIALLY        None.
    OWNED BY     ---------------------------------------------------------------
     EACH        7.   SOLE DISPOSITIVE POWER
   REPORTING          180,000
  PERSON WITH    ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER
                      None.
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         180,000
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      [ ]
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.55%
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12. TYPE OF REPORTING PERSON: CO
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                                                                    Page 5 of 11
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1. NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Bernay Box
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [ ]
                                                                         (b) [x]
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION:
        Texas
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                 5.   SOLE VOTING POWER
                      180,000
    NUMBER OF    ---------------------------------------------------------------
     SHARES      6.   SHARED VOTING POWER
  BENEFICIALLY        None.
    OWNED BY     ---------------------------------------------------------------
     EACH        7.   SOLE DISPOSITIVE POWER
   REPORTING          180,000
  PERSON WITH    ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER
                      None.
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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         180,000
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      [ ]
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.55%
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12. TYPE OF REPORTING PERSON: IN
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Item 1(a).          Name of Issuer.

                    Ark Restaurants Corporation ("ARKR")

Item 1(b).          Address of Issuer's Principal Executive Offices.

                    85 Fifth Avenue
                    New York, NY 10003

Item 2(a).          Names of Person Filing.

                           (i)      Bonanza Master Fund, Ltd. ("Master Fund")

                           (ii)     Bonanza Capital, Ltd. ("Fund Manager")

                           (iii)    Bernay Box & Co., Inc. ("General Partner")

                           (iv)     Bernay Box ("Box")

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                                                                    Page 6 of 11

Item 2(b).          Address of Principal Business Office, or if none, Residence.

                    As to Master Fund:
                    Walker House, PO Box 908GT
                    Grand Cayman, Cayman Islands, BWI

                    As to Fund Manager, General Partner and Box:
                    300 Crescent Court
                    Suite 1740
                    Dallas, TX 75201

Item 2(c).          Citizenship.

                    As to Master Fund: Cayman Islands, British West Indies As to Fund Manager, General Partner and Box: Texas

Item 2(d).          Title of Class of Securities.

                    Common Stock, par value $0.01 per share.

Item 2(e).          CUSIP Number.

                    040712101

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                    Not applicable.

Item 4.             Ownership.

Bonanza Master Fund, Ltd. is a Cayman Corporation and acts as the investment vehicle. Bonanza Capital, Ltd. is a Texas Limited Partnership and the General Partner of Bonanza Master Fund, Ltd. Bernay Box & Co., Inc. is an S Corporation and the General Partner of Bonanza Capital, Ltd. Bernay Box owns 100% and is the President of Bernay Box & Co., Inc.

As to Master Fund:

         (a) Amount beneficially owned by Master Fund are 180,000 shares of Common Stock of the Issuer.

         (b) Percent of Class: Master Fund beneficially holds 5.55% of the Issuer's issued and outstanding Common Stock (based on 3,242,299 shares of Common Stock of the Issuer issued and outstanding as of February 6, 2004 as stated in the Issuer's Form 10-Q for the fiscal quarter ending December 27, 2003).

         (c)      Number of shares as to which such person has:

                  (i) Sole power to direct the vote: 180,000 shares of common stock of the Issuer.

                  (ii)     Shared power to vote or to direct the vote: None.
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                                                                    Page 7 of 11

                  (iii) Sole power to dispose or direct the disposition of the Common Stock: 180,000 shares of Common Stock of the Issuer.

                  (iv)     Shared power to dispose or direct the disposition of:
                           None.

As to Fund Manager:

         (a) Amount beneficially owned by Master Fund are 180,000 shares of Common Stock of the Issuer.

         (b) Percent of Class: Master Fund beneficially holds 5.55% of the Issuer's issued and outstanding Common Stock (based on 3,242,299 shares of Common Stock of the Issuer issued and outstanding as of February 6, 2004 as stated in the Issuer's Form 10-Q for the fiscal quarter ending December 27, 2003).

         (c)      Number of shares as to which such person has:

                  (i) Sole power to direct the vote: 180,000 shares of common stock of the Issuer.

                  (ii)     Shared power to vote or to direct the vote: None.

                  (iii) Sole power to dispose or direct the disposition of the Common Stock: 180,000 shares of Common Stock of the Issuer.

                  (iv)     Shared power to dispose or direct the disposition of:
                           None.

As to General Partner:

         (a) Amount beneficially owned by General Partner are 180,000 shares of Common Stock of the Issuer.

         (b) Percent of Class: Master Fund beneficially holds 5.55% of the Issuer's issued and outstanding Common Stock (based on 3,242,299 shares of Common Stock of the Issuer issued and outstanding as of February 6, 2004 as stated in the Issuer's Form 10-Q for the fiscal quarter ending December 27, 2003).

         (c)      Number of shares as to which such person has:

                  (i) Sole power to direct the vote: 180,000 shares of common stock of the Issuer.

                  (ii)     Shared power to vote or to direct the vote: None.

                  (iii) Sole power to dispose or direct the disposition of the Common Stock: 180,000 shares of Common Stock of the Issuer.

                  (iv)     Shared power to dispose or direct the disposition of:
                           None.

As to Box:

         (a) Amount beneficially owned by Box are 180,000 shares of Common Stock of the Issuer.

         (b) Percent of Class: Master Fund beneficially holds 5.55% of the Issuer's issued and outstanding Common Stock (based on 3,242,299 shares of Common Stock of the Issuer issued and outstanding as of February 6, 2004 as stated in the Issuer's Form 10-Q for the fiscal quarter ending December 27, 2003).

         (c)      Number of shares as to which such person has:

                  (i) Sole power to direct the vote: 180,000 shares of common stock of the Issuer.

                  (ii)     Shared power to vote or to direct the vote: None.

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                                                                    Page 8 of 11

                  (iii) Sole power to dispose or direct the disposition of the Common Stock: 180,000 shares of Common Stock of the Issuer.

                  (iv)     Shared power to dispose or direct the disposition of:
                           None.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction which could have that purpose or effect.

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                                                                    Page 9 of 11

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              Date:  March  _____, 2004

                              BONANZA MASTER FUND, LTD., an exempted
                              company incorporated in the Cayman Islands with limited liability

                              By: /s/ Don Seymour
                                  ------------------
                              Name: Don Seymour
                              Title: Director

                              By: /s/ Aldo Ghisletta
                                  ------------------
                              Name: Aldo Ghisletta
                              Title: Director

                              BONANZA CAPITAL, LTD., a Texas limited partnership

                              By:  Bernay Box & Co., Inc., as General Partner

                              By: /s/ Bernay Box
                                  ------------------
                              Name: Bernay Box
                              Title: President

                              Bernay Box & Co., Inc., a Texas corporation

                              By: /s/ Bernay Box
                                  ------------------
                              Name: Bernay Box
                              Title: President

                              Bernay Box

                              By: /s/ Bernay Box
                                  ------------------
                              Name: Bernay Box




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                                                                   Page 10 of 11

Exhibit Index

99.1     Agreement of Joint Filing - Filed herewith